Exhibit 99.1

Contacts:
Dan Petro, CFA, Director of Corporate Development and Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard ▪ Lascar Associates / (713) 529-6600

Pioneer Energy Services
Reports Second Quarter 2014 Results
SAN ANTONIO, Texas, July 31, 2014 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended June 30, 2014. Highlights include:

•	Production Services Segment revenue was $132.3 million in the second quarter, up 9% from the prior quarter.

•	Well servicing rigs achieved a 101% utilization rate and an average hourly rate of $648.

•	Drilling rig utilization is currently 90%, with 42 of our 56 working rigs, or 75%, under term contracts.

•	Planned growth for 2014 and 2015 has expanded to three new 1,500 horsepower AC drilling rigs, 25 well servicing rigs, 14 wireline units and four coiled tubing units.

•	Redeemed $200.5 million of our existing 9.875% Senior Notes with proceeds from our 6.125% Senior Notes, significantly lowering our interest expense.
Consolidated Financial Results
Revenues for the second quarter of 2014 were $259.8 million, up 9% from revenues of $239.0 million in the first quarter of 2014 (“the prior quarter”) and up 5% from revenues of $248.4 million in the second quarter of 2013 (“the year-earlier quarter”). Revenues in the second quarter were positively impacted by increased demand which resulted in higher utilization in our Production Services Segment and our Drilling Services Segment in the U.S.

Net loss as reported for the second quarter, which includes the after tax impact of a loss on debt extinguishment of $9.3 million, was $0.3 million, or $0.01 per share. Adjusted net income(1) for the second quarter, which excludes the after tax impact of the loss on debt extinguishment, was $8.9 million, and Adjusted diluted EPS(2) was $0.14. This compares to the prior quarter's net loss as reported of $2.6 million, or $0.04 per share and Adjusted net income of $2.4 million, and Adjusted diluted EPS of $0.04.
Second quarter Adjusted EBITDA(3) was $69.7 million, up 10% from $63.3 million in the prior quarter and up 10% from $63.6 million in the year-earlier quarter.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $127.6 million in the second quarter, an 8% increase from the prior quarter and an 8% decrease from the year-earlier quarter. The increase in revenues for the second quarter as compared to the prior quarter was primarily due to increased utilization of certain lower horsepower vertical drilling rigs. The decrease from the year-earlier quarter is due to reduced revenue days due to the sale of eight drilling rigs in October 2013 and rigs on standby in Colombia as a result of customer delays in preparing well sites.
Currently, 56 rigs are earning revenues, of which 42 rigs, or 75%, are under term contracts. All eight of our drilling rigs in Colombia are currently under term contracts that extend through the end of 2014, seven of which are currently earning revenue with the remaining rig expected to be earning revenues again in the fourth quarter.
    Average drilling revenues per day in the second quarter were $26,058, up from $25,471 in the prior quarter and $24,968 in the year-earlier quarter. Dayrates remained firm during the second quarter with some modest increases on select contract renewals. The increase in average drilling revenues per day year over year was due to the full impact of our new-build rigs working in 2014 and certain rigs earning lower standby dayrates during 2013.
Drilling Services Segment margin(4) per day remained flat at $8,946 in the second quarter when compared to $8,987 in the prior quarter and was up 1% from $8,841 in the year-earlier quarter. The second quarter Drilling Services Segment margin per day reflects the benefit from a scope-of-work agreement with our client in Colombia that resulted in additional billings of approximately $2.4 million, or $480 per revenue day, for work performed in prior quarters.
Production Services Segment
Revenue for the Production Services Segment was $132.3 million in the second quarter, up 9% from the prior quarter and up 20% from the year-earlier quarter. The increases in our Production Services Segment's revenues are primarily a result of the increased demand for our services, the contribution of unit additions and job mix. Well servicing pricing was $648 per hour in the second quarter, up slightly from $645 in the prior quarter and up from $606 in the year-earlier quarter. Well servicing rig utilization increased to 101% in the second quarter, up from 95% in the prior quarter and 92% in the year-earlier quarter due to increased demand and the impact of more 24-hour work. Coiled tubing unit utilization increased to 53% in the second quarter, from 50% in the prior quarter and 46% in the year-earlier quarter as demand continues to improve.
Production Services Segment margin(4) as a percentage of revenue was 38% in the second quarter, up from 36% in the prior quarter and 36% in the year-earlier quarter.
Comments from Our President and CEO
“Our second quarter results exceeded our expectations as demand increased for all of our services, which led to higher utilization in most of the areas in which we operate," said Wm. Stacy Locke, President and CEO of Pioneer Energy Services Corp. "Well servicing rig utilization was exceptionally strong during the second quarter, resulting in the highest utilization ever achieved in company history. We also had some modest pricing improvements on certain term contract renewals in our Drilling Services Segment in the U.S. Additionally, there is increased interest for new-build drilling rigs as our clients continue to shift towards more horizontal drilling in the shale plays. Colombia had solid operating results for the second quarter partly due to the additional billing for the scope-of-work agreement, which is a non-recurring item. We experienced some downtime in Colombia due to delays by our client in preparing well sites, which will continue in the third quarter.

“While we intend to de-lever over time, we are seeing strong growth opportunities and have decided to expand our 2014 and 2015 capital expenditure program to meet customer demand. We have committed to add three new 1,500 horsepower AC drilling rigs that will begin working under term contracts in the Permian Basin and Eagle Ford Shale in the second and third quarters of 2015. In the Production Services Segment, we are adding a total of nine well servicing rigs, six wireline units and four coiled tubing units in 2014, followed by another 16 well service rigs and eight wireline units in 2015.
“We reduced debt $10 million in June and another $10 million in July and will continue to pay down debt when possible. The lower interest expense in the second quarter reflects our reduced debt outstanding as well as our success at replacing our higher interest notes with lower interest notes in the first and second quarters,” continued Locke.
Third Quarter Guidance
In the third quarter of 2014, drilling rig utilization is expected to average between approximately 86% and 89%, based on a fleet of 62 rigs. Drilling Services Segment margin is expected to be approximately $8,500 to $8,700 per day, which is flat with the second quarter when excluding the non-recurring benefit from the scope-of-work agreement in Colombia.
Production Services Segment revenue in the third quarter is expected to be up approximately 3% to 5% as compared to the second quarter. Production Services Segment margin as a percentage of revenues is expected to be up approximately 1% as compared to the second quarter.
Liquidity
Working capital at June 30, 2014 was $149.2 million, up from $118.5 million at December 31, 2013. Our cash and cash equivalents were $23.7 million, down from $27.4 million at year-end 2013.
The decrease in cash and cash equivalents during the six months ended June 30, 2014 is primarily due to $74.6 million used for purchases of property and equipment and $31.1 million of cash used in our financing activities, which were mostly offset by $95.5 million of cash provided by operating activities and $6.5 million of proceeds from the sale of assets.

On May 1, 2014, we redeemed $200.5 million of our 2010 and 2011 Senior Notes. We recognized a loss on debt extinguishment of approximately $14.6 million for the redemption premium, net unamortized discount and unamortized debt issuance costs. In total, we have redeemed $300 million of the 9.875% Senior Notes with the proceeds from the issuance of the 6.125% Senior Notes in March 2014, which will significantly lower our interest expense.
We currently have $60 million outstanding and $14.0 million in committed letters of credit under our $250 million Revolving Credit Facility.
Capital Expenditures
Cash capital expenditures in the second quarter were $42.9 million, including capitalized interest. We estimate that our total cash capital expenditures in 2014 will be approximately $185 million to $200 million. The total 2014 capital expenditure budget includes partial payments for three 1,500 horsepower AC drilling rigs, nine well servicing rigs, six wireline units, four coiled tubing units, upgrades to certain drilling rigs and routine capital expenditures. In addition, the 2014 capital expenditure budget includes down payments for certain equipment that will be delivered in 2015, but requires long lead-time orders.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time), to discuss these results. To participate in the call, dial (719) 325-2429 ten minutes early and ask for the Pioneer Energy Services conference call. A replay will be available after the call and will be accessible until August 7. To access the replay, dial (719) 457-0820 and enter the pass code 2737502#.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.

About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, decisions about exploration and development projects to be made by oil and gas exploration and production companies, economic cycles and their impact on capital markets and liquidity, the continued demand for drilling services or production services in the geographic areas where we operate, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, future compliance with covenants under our senior secured revolving credit facility and our senior notes, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, changes in technology and improvements in our competitors' equipment, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2013. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, in our Annual Report on Form 10-K for the year ended December 31, 2013, or in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net income (loss) represents net income (loss) as reported less the loss on debt extinguishment and the related tax benefit. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies.

(2)
Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. A reconciliation of (diluted) EPS as reported to adjusted (diluted) EPS is included in the tables to this news release. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the tables to this news release.

(3)
Adjusted EBITDA is a financial measure that is not in accordance with GAAP and should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization, loss on extinguishment of debt and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net loss as reported is included in the tables to this news release.

(4)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of Drilling Services Segment margin and Production Services Segment margin to net loss as reported is included in the tables to this news release.

(5)	Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2014	2013	2014	2014	2013

Revenues:
Drilling services	$127,553	$138,250	$117,957	$245,510	$271,324
Production services	132,259	110,104	121,077	253,336	206,700
Total revenues	259,812	248,354	239,034	498,846	478,024

Costs and expenses:
Drilling services	83,762	89,294	76,338	160,100	178,280
Production services	82,505	70,450	77,752	160,257	131,069
Depreciation and amortization	45,791	47,348	45,526	91,317	93,633
General and administrative	25,276	23,605	24,483	49,759	46,659
Bad debt expense (recovery)	561	137	(124)	437	418
Impairment charges	—	44,788	—	—	44,788
Total costs and expenses	237,895	275,622	223,975	461,870	494,847
Income (loss) from operations	21,917	(27,268)	15,059	36,976	(16,823)

Other (expense) income:
Interest expense	(10,728)	(12,331)	(12,388)	(23,116)	(23,793)
Loss on extinguishment of debt	(14,595)	—	(7,887)	(22,482)	—
Other	2,017	(1,249)	2,674	4,691	(2,070)
Total other expense	(23,306)	(13,580)	(17,601)	(40,907)	(25,863)

Loss before income taxes	(1,389)	(40,848)	(2,542)	(3,931)	(42,686)
Income tax (expense) benefit	1,070	14,953	(37)	1,033	15,499
Net loss	$(319)	$(25,895)	$(2,579)	$(2,898)	$(27,187)

Loss per common share:
Basic	$(0.01)	$(0.42)	$(0.04)	$(0.05)	$(0.44)
Diluted	$(0.01)	$(0.42)	$(0.04)	$(0.05)	$(0.44)

Weighted-average number of shares outstanding:
Basic	62,877	62,177	62,542	62,710	62,073
Diluted	62,877	62,177	62,542	62,710	62,073

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$23,711	$27,385
Receivables, net of allowance for doubtful accounts	200,537	176,360
Deferred income taxes	32,365	13,092
Inventory	13,466	13,232
Prepaid expenses and other current assets	9,390	9,311
Total current assets	279,469	239,380

Net property and equipment	923,440	937,657
Intangible assets, net of accumulated amortization	28,276	32,269
Noncurrent deferred income taxes	4,010	1,156
Other long-term assets	16,236	19,161
Total assets	$1,251,431	$1,229,623

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$54,735	$43,718
Current portion of long-term debt	429	2,847
Deferred revenues	3,306	699
Accrued expenses	71,783	73,569
Total current liabilities	130,253	120,833

Long-term debt, less current portion	493,630	499,666
Noncurrent deferred income taxes	102,988	84,636
Other long-term liabilities	4,771	6,055
Total liabilities	731,642	711,190
Total shareholders’ equity	519,789	518,433
Total liabilities and shareholders’ equity	$1,251,431	$1,229,623

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2014	2013

Cash flows from operating activities:
Net loss	$(2,898)	$(27,187)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	91,317	93,633
Allowance for doubtful accounts	396	408
Gain on dispositions of property and equipment	(1,731)	(1,721)
Stock-based compensation expense	3,827	3,064
Amortization of debt issuance costs, discount and premium	1,504	1,534
Loss on extinguishment of debt	22,482	—
Impairment charges	—	44,788
Deferred income taxes	(3,762)	(16,717)
Change in other long-term assets	4,448	(2,113)
Change in other long-term liabilities	(1,284)	(1,340)
Changes in current assets and liabilities	(18,812)	(23,672)
Net cash provided by operating activities	95,487	70,677

Cash flows from investing activities:
Purchases of property and equipment	(74,567)	(112,179)
Proceeds from sale of property and equipment	6,538	6,059
Net cash used in investing activities	(68,029)	(106,120)

Cash flows from financing activities:
Debt repayments	(330,013)	(10,862)
Proceeds from issuance of debt	320,000	40,000
Debt issuance costs	(6,187)	(13)
Tender premium costs	(15,381)	—
Proceeds from exercise of options	1,581	789
Purchase of treasury stock	(1,132)	(628)
Net cash provided by (used in) financing activities	(31,132)	29,286

Net decrease in cash and cash equivalents	(3,674)	(6,157)
Beginning cash and cash equivalents	27,385	23,733
Ending cash and cash equivalents	$23,711	$17,576

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2014	2013	2014	2014	2013

Drilling Services Segment:
Revenues	$127,553	$138,250	$117,957	$245,510	$271,324
Operating costs	83,762	89,294	76,338	160,100	178,280
Drilling Services Segment margin (1)	$43,791	$48,956	$41,619	$85,410	$93,044

Average number of drilling rigs	62.0	70.3	62.0	62.0	70.4
Utilization rate	87%	87%	83%	85%	85%
Revenue days	4,895	5,537	4,631	9,526	10,876

Average revenues per day	$26,058	$24,968	$25,471	$25,773	$24,947
Average operating costs per day	17,112	16,127	16,484	16,807	16,392
Drilling Services Segment margin per day (2)	$8,946	$8,841	$8,987	$8,966	$8,555

Production Services Segment:
Revenues	$132,259	$110,104	$121,077	$253,336	$206,700
Operating costs	82,505	70,450	77,752	160,257	131,069
Production Services Segment margin (1)	$49,754	$39,654	$43,325	$93,079	$75,631

Combined:
Revenues	$259,812	$248,354	$239,034	$498,846	$478,024
Operating Costs	166,267	159,744	154,090	320,357	309,349
Combined margin	$93,545	$88,610	$84,944	$178,489	$168,675

Adjusted EBITDA (3)	$69,725	$63,619	$63,259	$132,984	$119,528

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under U.S. Generally Accepted Accounting Principles (GAAP). However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the table on the following page.

(2)Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA is a financial measure that is not in accordance with GAAP and should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization, loss on extinguishment of debt and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2014	2013	2014	2014	2013

Combined margin	$93,545	$88,610	$84,944	$178,489	$168,675

General and administrative	(25,276)	(23,605)	(24,483)	(49,759)	(46,659)
Bad debt (recovery) expense	(561)	(137)	124	(437)	(418)
Other income (expense)	2,017	(1,249)	2,674	4,691	(2,070)
Adjusted EBITDA (3)	69,725	63,619	63,259	132,984	119,528

Depreciation and amortization	(45,791)	(47,348)	(45,526)	(91,317)	(93,633)
Impairment charges	—	(44,788)	—	—	(44,788)
Interest expense	(10,728)	(12,331)	(12,388)	(23,116)	(23,793)
Loss on extinguishment of debt	(14,595)	—	(7,887)	(22,482)	—
Income tax (expense) benefit	1,070	14,953	(37)	1,033	15,499
Net loss	$(319)	$(25,895)	$(2,579)	$(2,898)	$(27,187)

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss as Reported to Adjusted Net Loss Excluding the Impact of Loss on Extinguishment of Debt and Diluted EPS as Reported to Adjusted Diluted EPS Excluding the Impact of Loss on Extinguishment of Debt
(in thousands, except per share data)
(unaudited)

	Three months ended
	June 30,	March 31,
	2014	2014

Net loss as reported	$(319)	$(2,579)
Loss on extinguishment of debt	14,595	7,887
Tax benefit from loss on extinguishment of debt	(5,342)	(2,887)
Adjusted net income (loss) (4)	8,934	2,421

Basic weighted average number of shares outstanding, as reported	62,877	62,542
Effect of dilutive securities	2,465	1,775
Diluted weighted average number of shares outstanding, adjusted for loss on extinguishment of debt impact	65,342	64,317

Adjusted diluted EPS (5)	$0.14	$0.04

Diluted EPS as reported (6)	$(0.01)	$(0.04)

(4)Adjusted net income (loss) represents net income (loss) as reported less the loss on debt extinguishment and the related tax benefit. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies.

(5)Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. A reconciliation of (diluted) EPS as reported to adjusted (diluted) EPS is included in the tables to this news release. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the table above.

(6)The effect of dilutive securities is not reflected in diluted earnings per share (EPS) as reported because the effect of their inclusion would be antidilutive, or would decrease the reported loss per share. Therefore, basic EPS as reported is the same as diluted EPS as reported.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2014	2013	2014	2014	2013

Drilling Services Segment:
Routine and tubulars	$11,774	$12,927	$8,769	$20,543	$19,789
Discretionary	6,076	8,345	9,872	15,948	22,063
Fleet additions	3,575	7,492	153	3,728	40,954
	21,425	28,764	18,794	40,219	82,806
Production Services Segment:
Routine	9,306	6,267	5,389	14,695	11,976
Discretionary	3,148	4,996	5,854	9,002	13,562
Fleet additions	9,014	839	1,637	10,651	3,835
	21,468	12,102	12,880	34,348	29,373
Net cash used for purchases of property and equipment	42,893	40,866	31,674	74,567	112,179
Net effect of accruals	(1,897)	(8,206)	5,243	3,346	(37,469)
Total capital expenditures	$40,996	$32,660	$36,917	$77,913	$74,710

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information

Drilling Services Segment:	Rig Type
	Mechanical	Electric	Total Rigs

Drilling rig horsepower ratings:
550 to 700 HP	1	—	1
750 to 950 HP	4	2	6
1000 HP	12	9	21
1200 to 2000 HP	6	28	34
Total	23	39	62

Drilling rig depth ratings:
Less than 10,000 feet	3	2	5
10,000 to 13,900 feet	10	6	16
14,000 to 25,000 feet	10	31	41
Total	23	39	62

Production Services Segment:

Well servicing rig horsepower ratings:
550 HP			102
600 HP			10
Total			112

Wireline units			121

Coiled tubing units			15